Exhibit 99.4

GRANITE FALLS ENERGY, LLC

SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is made and entered into as of the Effective Date (as hereinafter defined), by and among Granite Falls Energy, LLC, a Minnesota limited liability company (the “Company”), each of the Persons (as hereinafter defined) who are identified as Members on the Membership Register of the Company and any other Persons as may from time-to-time be subsequently admitted as a Member of the Company in accordance with the terms of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1.

WHEREAS, the Members adopted the Sixth Amended and Restated Operating Agreement of the Company dated March 23, 2017; and

WHEREAS, the Members desire to amend and restate the Sixth Amended and Restated Operating Agreement to classify the Company’s Membership Units into three classes, designated as Class A Units, Class B Units, and Class C Units, as provided herein, with each such class of Units having the rights, privileges and obligations described in this Agreement, and to adopt certain other amendments set forth herein; and

WHEREAS, the Board of Governors has approved, adopted and recommended the adoption of this Agreement, and the Members voted to adopt this Agreement at the Company’s Special Meeting of Members held on [insert date, 2022] (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1       “Act” shall mean the Minnesota Revised Uniform Limited Liability Act, Chapter 322C of the Minnesota Statutes, as amended from time to time (or any corresponding provision or provisions of any succeeding law).

1.2       “Affiliate” means and includes, with respect to another Person, any of the following: i) any Person directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person, ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person, iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, iv) any executive officer, governor, director, general partner, trustee or member of such other Person, or v) any legal entity on which such Person acts as an executive officer, governor, trustee, or partner. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, members, or persons exercising similar authority with respect to such Person or entities.

1.3       “Agreement” shall mean this Seventh Amended and Restated Operating Agreement, including all schedules and exhibits attached hereto, as originally executed or as it may be amended, modified, supplemented or restated from time to time as provided herein.

1.4       “Alternate” shall have the meaning set forth in Section 6.1(e).

1.5       “Articles” shall mean the Articles of Organization of the Company as originally adopted and filed with the Secretary of State or as properly amended or amended and restated from time to time and filed with the Secretary of State.

1.6       “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 5.1.

1.7       “Capital Account Balance” shall have the meaning set forth in Section 5.1.

1.8       “Capital Contribution” shall mean, in the case of any Member as of any date of determination, the aggregate amount of cash, property, or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services that such Member shall have contributed to the Company on or prior to such date and a Member’s share of any of the Company’s liabilities as determined in accordance with the Code and Treasury Regulations (or, if such Member is not the original holder of the Interest of such Member, the Capital Contribution with respect to the Interest). In the event that any capital is returned to a Member, such Member’s Capital Contribution shall be adjusted to reflect such return.

1.9       “Class A Member” means any Person (i) who has become a Member pursuant to the terms of this Agreement, and (ii) is the owner of one or more Class A Units.  “Class A Members” means all such Persons.

1.10       “Class A Unit” means an ownership interest in the Company representing a Capital Contribution made as provided in Section 4.1 in consideration of Units that have been classified into Class A Units, including all benefits to which the holder of such Class A Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

1.11       “Class A Unit Holder(s)” means the owner(s) of one or more Class A Units.

1.12       “Class B Member” means any Person (i) who has become a Member pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Class B Units.  “Class B Members” means all such Persons.

1.13       “Class B Unit” means an ownership interest in the Company representing a Capital Contribution made as provided in Section 4.1 in consideration of Units that have been classified into Class B Units, including all benefits to which the holder of such Class B Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

1.14       “Class B Unit Holder(s)” means the owner(s) of one or more Class B Units.

1.15       “Class C Member” means any Person (i) who has become a Member pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Class C Units.  “Class C Members” means all such Persons.

1.16       “Class C Unit” means an ownership interest in the Company representing a Capital Contribution made as provided in Section 4.1 in consideration of Units that have been classified into Class C Units, including all benefits to which the holder of such Class C Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

1.17       “Class C Unit Holder(s)” means the owner(s) of one or more Class C Units.

1.18       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

1.19       “Company” shall mean Granite Falls Energy, LLC, a Minnesota limited liability company, as such limited liability company may from time to time be constituted, or any successor in interest for such limited liability company.

1.20       “Distribution” shall mean any distribution pursuant to Section 5.4 by the Company of cash to the Members or any Distribution in Kind.

1.21       “Distribution in Kind” shall have the meaning set forth in paragraph (b) of Section 5.4.

1.22       “Effective Date” shall have the meaning set forth in the recitals to this Agreement.

1.23       “Financial Rights” means a Member’s share of Profits and Losses, the right to receive Distributions, and the right to information concerning the business and affairs of the Company as provided by the Act.

1.24       “Governance Rights” means collectively, a Member’s right to vote as set forth in this Agreement or required by the Act. The Governance Rights of a Member shall mean as to any matter to which the Member is entitled to vote hereunder or as may be required under the Act, the right to one (1) vote for each Class A Unit, Class B Unit, or Class C Unit registered in the name of such Member as shown in the Membership Register; provided, however, that under no circumstances shall any Class A Member, collectively with any Related Party or Affiliate of such Member, ever be entitled to vote more than twenty percent (20%) of all issued and outstanding Units of the Company even if such Member, together with such Member’s Affiliates and Related Parties, is the registered owner of more than twenty percent (20%) of all issued and outstanding Units regardless of Unit classification. In determining whether the voting limitation in this Section 1.24 applies to a Class A Member, all Units (Governance Rights) held by an Affiliate and/or Related Party of a Class A Member shall be deemed to be owned and held by such Class A Member. A Class A Member and such Class A Member’s Affiliates and Related Parties subject to the voting limitation set forth in this Section 1.24 shall agree among themselves on how their Governance Rights shall be exercised and shall notify the Board in writing of such agreement and shall be bound by such agreement for as long as the voting limitation applicable to such Class A Member and its Affiliates and Related Parties is in effect.

1.25       “Governor” shall mean one or more Persons designated by the Members to be members of the Board of Governors. The “Board of Governors” or “Board” shall manage the Company as provided in Section 6. A Governor shall mean a “Manager” as that term is used in Chapter 322C of the Minnesota Statutes.

1.26       “Interest” shall mean, in the case of any Member at any time, such Member’s collective Governance and Financial Rights.

1.27       “Losses” shall mean the net losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

1.28       “Majority of the Board” shall mean the affirmative vote of more than fifty percent (50%) of the Governors.

1.29       “Maximum Ownership Percentage” has the meaning set forth in Section 4.3 hereof.

1.30       “Member” means a Person any Person who has (i) become a Member pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Class A Units, Class B Units, or Class C Units. A Member may simultaneously be a Class A Member, a Class B Member, and/or a Class C Member depending on the class or classes of Units held of record by such Member at the time. When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the required records of the Company, references to Member shall mean the holder of the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context.

1.31       “Members” means all such Members.

1.32       “Membership Interest” means collectively, with respect to a Member, the Member’s Financial Rights and Governance Rights.

1.33       “Membership Register” means the membership register maintained by the Company at its principal office or by a duly appointed agent of the Company setting forth the name, address, the number and class of Units, and Capital Contributions of each Member of the Company, which shall be modified from time to time as additional Units are issued and as Units are transferred pursuant to this Agreement.

1.34       “Officer” shall mean a Member or other Person designated by the Board or Members as provided in Section 6.12.

1.35       “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or any other entity or a government or any department or agency thereof.

1.36       “Percentage Interest” means the percentage figure calculated by dividing a Member’s Capital Account Balance at any given time by the total sum of the capital Account Balances of all Members.

1.37       “Percentage of Memberships Units” means the percentage figure calculated by dividing a Member’s Membership Units at any given time by the total Membership Units of the Company issued and outstanding.

1.38       “Pro Rata” means the ratio computed by dividing the Units of each Member to whom a particular provision of this Agreement is stated to apply by the aggregate of the Units of all Members to whom that provision is stated to apply.

1.39       “Profits” shall mean the net income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the methods of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes. Profits includes taxable income, capital gain, and income exempt from taxation.

1.40       “Publicly Traded Partnership” shall mean a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof).

1.41       “Related Party” means the adopted or birth relatives of any Person and such Person's spouse (whether by marriage or common law), if any, including without limitation great-grandparents, grandparents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person's (and such Person's spouse's) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.

1.42       “Tax Representative” has the meaning set forth in Section 11.4.

1.43       “Transfer” or derivations thereof, of a Unit or Interest means, as a noun, the sale, assignment, exchange, pledge, hypothecation or other disposition of a Unit or Interest, or any part thereof, directly or indirectly, or the sale, assignment, exchange, pledge, hypothecation, or other disposition of a controlling interest in the equity securities of a Member, and as a verb, voluntarily to transfer, sell, assign, exchange, pledge, hypothecate or otherwise dispose of.

1.44       “Treasury Regulations” shall mean the regulations of the United States Department of the Treasury pertaining to the income tax, as from time to time in force.

1.45       “Units” or “Membership Units” means the unit of measurement used to quantify the Members’ ownership interests in the Company and means all Class A Units, Class B Units and Class C Units when no distinction is required by the context in which the term is used herein. The Board may issue an unlimited number of Membership Units. Each Membership Unit consists of Governance Rights and Financial Rights and the right to assign together or separately such Governance Rights or Financial Rights in accordance with the Act, the Articles of Organization, and this Agreement. When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the required records of the Company under the Act, references to Membership Unit shall mean the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context. No Member shall have any preemptive rights to acquire additional Membership Units.

1.46        “Unit Holders” means all Class A Unit Holders, Class B Unit Holders, and Class C Unit Holders when no distinction is required by the context in which the term is used herein.

1.47       “Unit Holder” means the owner of one or more Class A Units, Class B Units, or Class C Units when no distinction is required by the context in which the term is used herein.

1.48       “Value” shall mean, with respect to any Capital Contributions or Distributions, if cash, the amount of such cash, or if not cash, the value of such Capital Contribution or Distribution calculated pursuant to paragraph (d) of Section 5.4.

SECTION 2

INITIAL DATE, PARTIES AND TERMS OF AGREEMENT

2.1       Formation. The original parties to this Agreement organized a limited liability company under the provisions of the Minnesota LLC Act, Chapter 322B of the Minnesota Statutes, by delivering Articles of Organization to the Secretary of State of the State of Minnesota for filing, which were filed effective December 29, 2000.

2.2       Name. The name of the Company shall be Granite Falls Energy, LLC, or any other name permitted by the Act as the Members shall afterwards designate by appropriate amendment to the Company’s Articles.

2.3       Principal Office. The principal office of the Company shall be at 15045 Highway 23 SE, Granite Falls, MN 56241-0216 or such place as the Board may, from time to time, designate by appropriate amendment to the Company’s Articles and/or this Agreement. The Board may establish additional places of business for the Company when and where required by the business of the Company. The Board may take such further actions as it deems necessary or advisable to permit the Company to conduct business as a limited liability company in any jurisdiction.

2.4       Construction. From and after the Effective Date, the rights and liabilities of the Members under the Agreement shall be as provided by the Minnesota Revised Uniform Limited Liability Act, Chapter 322C of the Minnesota Statutes, which such election was approved by the Members at a duly called meeting of the Members held on March 23, 2017, effective as of March 23, 2017. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the Act, but if any provision of this Agreement, or the application thereof to any Person or under any circumstances, shall be invalid or unenforceable to any extent under the Act, such provision shall be deemed severed from this Agreement with respect to such Person or such circumstance, without invalidating the remainder of this Agreement or the application of such provision to other Persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

2.5       Subsequent Parties. No Person may become a Member of the Company without first assenting to and signing this Agreement. Any act by the Company to offer or provide member status, or reflect that status in the Company’s required records, automatically includes the condition that the Person becoming a Member first assents to and signs this Agreement. Furthermore, no Member may offer to assign or assign Governance Rights or Membership Units unless the assignee has assented to and signed this Agreement.

2.6       Relationship with Articles. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.7       Tax Matters and Partnership Status. The members acknowledge that the Company will be treated as a “partnership” for federal and Minnesota state tax purposes. The Members further intend, that as a result of this Agreement, and except for federal and state tax purposes, the Company shall not be a partnership (including limited partnership) or joint venture; and no member or governor shall be a partner or joint venturer of any other member. All provisions of this Agreement and the Company’s Articles of Organization are to be so construed.

2.8       Fiscal Year. The fiscal year of the Company shall begin on November 1 of each year and end on October 31.

2.9          Intent of this Agreement.

(a)       The parties to this Agreement have reached an understanding concerning various aspects of (i) their business relationship with each other and (ii) the organization and operation of the Company and its business. They wish to use rights created by statute to record and bind themselves to that understanding. The Members hereby agree that this Agreement constitutes the “Operating Agreement” as that term is used in Chapter 322C of the Minnesota Statutes.

(b)       The parties intend for this Agreement to control, to the extent stated or fairly implied, the business and affairs of the Company, including the Company’s governance structure and the Company’s dissolution and winding up, as well as the relations among the Company’s Members. To the extent that the rights and obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, including by reason of the Articles of Organization of the Company, this Agreement, to the extent permitted by the Act, shall control.

2.10        Advice of Counsel. Each Person signing this Agreement:

(a)       Understands that this Agreement contains legal binding provisions;

(b)       Has had the opportunity to consult with that Person’s own lawyers; and

(c)       Has either consulted that lawyer or consciously decided not to consult a lawyer.

SECTION 3

BUSINESS OF THE COMPANY

The Company may engage in any lawful business activity; and this Agreement shall be construed in light of such purpose. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Company as set forth in this Section 3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Governors pursuant to Section 6 hereof.

SECTION 4

CAPITAL CONTRIBUTIONS

4.1          Initial Paid-In Capital.

(a)       Ownership rights in the Company are measured by Units. The Company shall maintain a Membership Register at its principal office or by a duly appointed agent of the Company setting forth the name, address, Capital Contribution, number and class of Units held by each Member which shall be modified from time to time as Transfers occur, as additional Units are issued or as Units are reclassified pursuant to the provisions hereof. The name, address, Capital Contribution, number and class of Units quantifying the Membership Interest of each Member are set out in the Membership Register.

(b)       Subject to Section 6.7(b) and Section 4.3, the Board of Governors, in its sole discretion, may from time to time by majority vote, accept additional subscriptions for Membership Units in the Company, or grant options, warrants or other rights to purchase or otherwise acquire Membership Units, all on such terms as the Board may determine. Under acceptance of any such subscription, the Company shall promptly enter into a subscription agreement (and any agreement referred to therein), without the requirement of any further act, approval or vote of any other Person and such subscription agreement will, along with execution of agreement to be bound by this Agreement be deemed to satisfy all the conditions hereof.

4.2           Additional Capital Contributions. No Member shall be required to make any additional contributions to the Capital of the Company. No Member shall be obligated to satisfy any negative Capital Account Balance, except to the extent expressly set forth herein. No Member shall be paid interest on any Capital Contribution.

4.3           Maximum Ownership. Notwithstanding any other provision herein to the contrary, no Class A Member shall own or control, more than twenty percent (20%) of the issued and outstanding Membership Units (the “Maximum Ownership Percentage”). For purposes of the Maximum Ownership Percentage, all Units held by an Affiliate and/or Related Party of a Class A Member shall be deemed to be owned and held by such Class A Member. Any Class A Member whose Percentage of Membership Units exceeds the Maximum Ownership Percentage due to an involuntary Transfer of Units by operation of law or by inadvertent Company action (such as a redemption of Units by the Company) shall be entitled only to the Financial Rights with respect to such Units owned or controlled in excess of the Maximum Ownership Percentage and shall not be entitled to the Governance Rights with respect to such Units.

4.4          Withdrawal or Reduction of Members’ Capital Contributions.

(a)       No Member has the right to withdraw all or any part of the Member’s Capital Contribution or to receive any return on any portion of the Member’s Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member has the right to receive property other than cash.

(b)       Unless the Board from time to time by resolution fixes the relative rights and preferences of different classes or series of Membership Units, no Member shall have priority over any other Members, either as to the return of Capital Contributions or as to Losses and Profits, or distributions, except as otherwise provided herein.

4.5           Loans from Governors and Members. The Company may borrow money from and enter into other transactions with any Governor or Member or their Affiliates only in compliance with Section 6.17. Borrowing from or engaging in other transactions with one or more Governors or Members does not obligate the Company to provide comparable opportunities to other Governors or Members. Any loan made by a Governor or Member (or their Affiliates) to the Company shall be evidenced by a promissory note made payable from the Company to such Governor or Member (or their Affiliates). Loans by a Governor or Member to the Company shall not be considered Capital Contributions but shall be a debt due from the Company. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company

4.6           Loans by Company to Members. Unless otherwise approved by the Board of Governors, the Company will not make any loans to Members.

4.7           Prohibition on Loans to Governors and Executive Officers. Despite anything otherwise in this Agreement to the contrary, the Company shall not directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit or renew an extension of credit, in the form of a personal loan to or for any Governor or executive officer.

SECTION 5

ALLOCATIONS AND DISTRIBUTIONS

5.1         Capital Accounts. A “Capital Account” shall be established for each Member on the books of the Company and maintained in accordance with Section 1.704-1(b)(2) of the Treasury Regulations, as amended from time to time.

(a)       To each Member’s Capital Account shall be credited:

(i)       the cash and the value of any property other than cash contributed by such Member to the capital of the Company;

(ii)       such Member’s allocable share of Profits, and any items of income or gain which are specifically allocated to the Member; and

(iii)       the amount of any Company liabilities assumed by such Member of which are secured by any property of the Company distributed to such Member.

The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be credited to the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note.

(b)       To each Member’s Capital Account there shall be debited:

(i)       the amount of cash and the Value of any property other than cash distributed to such Member pursuant to Section 5.4;

(ii)       such Member’s allocable share of Losses and any items of expense or loss which are specially allocated to the Member; and

(iii)       the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Provided; however, all of the foregoing to be determined in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time.

5.2           Allocation of Profits. After giving effect to Sections 5.6, 5.7 and any special allocations required thereunder, Profits of the Company shall be allocated to the Members according to their Percentage of Membership Units.

5.3           Allocation of Losses. After giving effect to Sections 5.6, 5.7 and any special allocations required thereunder, Losses of the Company shall be allocated to the Members according to their Percentage of Membership Units.

5.4          Distributions.

(a)       The Board of Governors shall determine, in its sole discretion, whether to distribute or retain all or any portion of the Profits. The Governors may distribute cash to the Members irrespective of Profits. All cash distributions shall be made to the Members in accordance with paragraph (c) of this Section 5.4; provided, however, no Member has a right to any distribution prior to the dissolution of the Company without the approval of the Board; provided, further, notwithstanding any other language herein no distributions in dissolution will be made until all loans from all Members, including all principal and interest, are repaid in full. Such repayments shall be made on a Pro Rata basis. Nothing herein shall be construed as requiring the making of distributions prior to the repayment of loans from unrelated parties.

(b)       The Board may agree to distribute to the Members in kind any property held by the Company. Any such distribution of the property shall be referred to herein as a “Distribution in Kind.” The value of any such Distribution in Kind at the time of such distribution shall be determined in accordance with paragraph (d) of this Section 5.4 and such distribution shall be made to the Members in accordance with paragraph (c) of this Section 5.4. Distribution in Kind, made pursuant to this paragraph (b), shall be subject to such restrictions and conditions as the Board shall have determined are necessary or appropriate in order for such distributions to be made in accordance with applicable law. Notwithstanding the foregoing, Distributions in Kind shall not be allowed, unless they are (i) distributions of readily marketable securities, (ii) distributions of cash from a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with this Agreement or (iii) distributions of in-kind property in which the Members have been advised of the risks associated with such property, the Members have been offered the election of receiving in-kind property distributions and only the Members who accept the offer of in-kind property actually receive in- kind property.

(c)       Subject to Section 5.10, and distribution of Profits in accordance with this Section 5.4, and any distribution, other than Profits or cash pursuant to paragraph (a) of this Section 5.4 or Distribution in Kind pursuant to paragraph (b) of Section 5.4, shall be made to the Members according to their Percentage of Membership Units.

(d)       The Value of any Distribution in Kind as of any date of determination (or in the event such date is a holiday or other day that is not a business day, as of the next preceding business day) shall be the estimated fair market value of the property distributed.

(e)       All distributions are subject to set-off by the Company for any past-due obligation of the members to the Company.

5.5           Other Allocation Rules. The provisions of Sections 5.5 through 5.11 are set forth in Schedule 5 attached hereto, which by this reference is incorporated into this Agreement.

5.12         Transfer of Capital Accounts. In the event all or a portion of an Interest in the Company is Transferred in accordance with the terms of the Articles of Organization and this Agreement, the transferee shall succeed to that portion of the Capital Account of the transferor which is allocable to the transferred Interest.

SECTION 6

MANAGEMENT OF THE COMPANY

6.1           Management.

(a)       Board of Governors. The Company shall be managed by a Board of Governors whose members are elected in accordance with Section 6.1(f). Except as otherwise provided in this Agreement, the management of the business and affairs of the Company shall be directed by the Board and not by its Members, and the Board shall exercise all powers of the Company except such powers as are by this Agreement or the Act conferred upon or reserved to the Members. The Board shall adopt such policies, rules, regulations, and actions not inconsistent with law or this Agreement as they may deem advisable. Subject to Section 6.7 hereof or any other express provisions hereof, the business and affairs of the Company shall be managed by or under the direction of the Governors and not by its Members.

(b)       Delegation.

(i)       Notwithstanding the power and authority of the Governors to manage the business and affairs of the Company, no Governor shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Governors have authorized the Governor to take such action; provided, however, that with respect to those issues requiring approval of the Members under the Act or as set forth in this Agreement, such approval must first be obtained. The Governors may also delegate authority to manage the business and affairs of the Company (including the execution of instruments on behalf of the Company) to such Person or Persons (including to any Officers or Committees) designated by the Governors, and such Person or Persons (or Officers or Committees) shall have such titles and authority as determined by the Governors.

(ii)       Unless prohibited by a resolution of the Governors, Officers may delegate in writing some or all of the duties and powers of such Officer’s management position to other Persons. An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated. Any delegation pursuant to this Section 6.1(b) may be revoked at any time by the delegating Officer or by action of the Governors.

(c)       Compensation. The salaries and other compensation, if any, of the Governors for management services shall be fixed annually by a vote of a Majority of the Board. No Member, Governor or Officer shall receive any salary, fee, or draw for services rendered to or on behalf of the Company merely by virtue of their status as a Member or Governor, it being the intention that, irrespective of any personal interest of any of the Governors, the Governors shall have authority to establish reasonable compensation of all Governors for services to the Company as Governors, Officers, or otherwise. Except as otherwise approved by or pursuant to a policy approved by the Governors, no Member or Governor shall be reimbursed for any expenses incurred by such Member or Governor on behalf of the Company. Notwithstanding the foregoing, by resolution by the Governors, the Governors may be paid as reimbursement therefor, their expenses, if any, of attendance at each meeting of the Governors. In addition, the Governors, by resolution, may approve from time to time, the salaries and other compensation packages of the Officers of the Company.

(d)       Number of Governors. The Board of Governors shall be comprised of natural persons as stated in the Articles. The total number of Governors shall be a minimum of seven (7) and a maximum of eleven (11), excluding any alternate governor appointed pursuant to Section 6.1(e). Unless and until adjusted by the Governors as provided in this Section 6.1(d), the number of Governors shall be fixed at nine (9). Subject to the election of Governors pursuant to the terms of this Agreement, the Governors may increase or decrease the number of Governors last approved within the range provided in this Section 6.1(d). Notwithstanding the foregoing, the Class A Members and Class B Members, may increase or decrease the number of Governors last approved and may change from a variable range to a fixed number or vice versa by the affirmative vote of Class A Members and Class B Members holding a majority of the total combined Class A Units and Class B Units voting as a single class (in person, by proxy, or by mail ballot). Any increase or decrease in the total number of Governors shall result in the same classification of governor seats as set forth in Section 6.1(f).

(e)       Alternate Governor. Notwithstanding the limitation on the number of Governors set in Section 6.1(c) above, the Board, by majority vote of the Governors, shall designate the Alternate to serve as follows. If any Governor is not available for, or during any part of, a meeting of the Board of Governors or to take action in writing in lieu of such a meeting, the Alternate is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one Governor, if more than one is unavailable). The Alternate, as designated herein, shall be entitled to attend all Board functions and to receive and shall receive all information provided to the Governors; provided, however, that if legal counsel to the Company concludes that providing or sharing particular information with an alternate would jeopardize the Company’s attorney-client privilege, then the Company may withhold such information from the alternate.

(f)       Election of Governors. Governors shall be divided into three groups, Class One, Class Two, or Class Three, with such classification to serve as the basis for staggering the terms among the Governors. At each annual meeting of the Members, approximately one third of the Governors shall be elected for terms of three (3) years by the Class A Members and Class B Members, voting together as a single class. Nominees for open Governor positions shall be elected by a plurality vote of the Class A Units and Class B Units represented at the annual meeting so that the nominees receiving the greatest number of votes relative to the votes cast for their competitors shall be elected Governors. Each shall serve until a successor is elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

(g)       Nominations for Governors. One or more nominees for Governor positions up for election shall be named by the then current Governors or by a nominating committee established by the Governors. Nominations for the election of Governors may also be made by any Class A Member or Class B Member entitled to vote generally in the election of Governors; provided, however, that in the case of any Class B Member, nominations for the election of Governors may only be made by a Class B Member who holds or Class B Members who hold in the aggregate at least ten percent (10%) of the then issued and outstanding Class B Units. However, any Class A Member or Class B Member that intends to nominate one or more persons for election as Governors at a meeting may do so only if written notice of such Member’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting of the Company. Each such notice to the Secretary shall set forth:

(i)       the name and address of record of the Class A or Class B Member who intends to make the nomination;

(ii)       a representation that the Class A or Class B Member is a holder of record of Class A or Class B Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii)       the name, age, business and residence addresses, and principal occupation or employment of each nominee;

(iv)       a description of all arrangements or understandings between the Class A Member or Class B Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Class A or Class B Members;

(v)       such other information regarding each nominee proposed by such Class A or Class B Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

(vi)       the consent of each nominee to serve as a Governor of the Company if so elected; and

(vii)       in the case of a nomination made by a Class B Member or Class B Members, a nominating petition signed and dated by the holders of at least ten percent (10%) of the then outstanding Class B Units and clearly setting forth the proposed nominee as a candidate of the Governor’s seat to be filled at the next election of Governors.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Governor of the Company. The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(h)       Vacancies. Whenever a vacancy occurs other than from expiration of a term of office or removal from office, a majority of the remaining Governors may, but are not obligated to, appoint a new Governor to fill the vacancy for the remainder of such term. In the event the remaining Governors or the Class A Members and the Class B Members exercise their authority under Section 6.1(d) to increase the size of the Board of Governors within the range established therein, a new Governor shall be elected pursuant to Section 6.1(f) at the immediately following annual meeting of the Members. Prior to the annual meeting following the expansion of the Board, a Majority of the Governors may, but are not obligated to, appoint a new Governor to serve until such annual meeting.

6.2           Authority of the Board of Governors. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Board of Governors shall have and may exercise on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. Such powers shall include, without limitation, the power to:

(a)       Conduct the Company’s business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(b)       Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(c)       Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d)       Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the business, or in connection with managing the affairs of the Company, including, executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement, both as Governors and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Governors;

(e)        Expend Company funds in connection with the operation of the Company’s business or otherwise pursuant to this Agreement;

(f)       Employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants;

(g)       Prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment on, claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith;

(h)       Borrow money on behalf of the Company from any Person, issue promissory notes, drafts and other negotiable and nonnegotiable instruments and evidences of indebtedness, secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, property of the Company, whether at the time owned or thereafter acquired;

(i)       Hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in the exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, the Company;

(j)       Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(k)       Lend any of the Company property with or without security;

(l)       Have and maintain one or more offices within or without the State of Minnesota;

(m)       Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(n)       Open, maintain and close bank accounts and money market mutual funds accounts, and draw checks and other orders for the payment of monies;

(o)       Engage accountants, custodians, consultants and attorneys and any and all other agents and assistants (professional and nonprofessional) and pay such compensation in connection with such engagement that the Board of Governors determines is appropriate;

(p)        Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Governors’ and Officers’ liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(q)       Take, or refrain from taking, all actions, not expressly prescribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

(r)        Redeem, repurchase or otherwise acquire any Units of a Member or otherwise liquidate all or any portion of a Member’s Interest or enter into any agreement for such repurchase, redemption or acquisition of Units on such terms the Governors reasonably believe are in the best interests of the Company;

(s)       Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Governors or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

(t)        Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

(u)       File a petition in bankruptcy on behalf of the Company;

(v)       Indemnify a Member or Governors or Officers, or former Members or Governors or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act.

In exercising its powers, the Board of Governors may (i) consult with counsel, accountants, and other experts selected by him or her; and (iii) execute any of his or her powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

6.3           Duties and Obligations of the Board of Governors. The Governors shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company and shall be free to serve any other Person or enterprise in any capacity that the Governor may deem appropriate in such Governor’s discretion. Each Governor and Officer shall discharge his or her duties in good faith, in a manner the Governor or Officer reasonably believes to be in or not opposed to the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Notwithstanding the foregoing, each Governor and Officer shall not engage with respect to the Company (i) in any act or omission which involves intentional harm to a Member or the Company or intentional violation of criminal law; (ii) in any transaction from which the Governor or Officer would receive an improper personal benefit; (iii) or ultra vires acts. Except as provided herein, the Governors and Officers shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner and a Governor or Officer who so performs those duties shall not be liable by reason of being a Governor or Officer of the Company.

6.4           Resignation of Governor. Any Governor may resign as Governor of the Company upon written notice to the Board of Governors.

6.5           Removal of a Governor. Members holding a majority of the Class A Units and Class B Units voting together as a single class may, from time to time, remove a Governor, with or without cause, at a meeting called for that purpose, if notice has been given that a purpose of the meeting is such removal. Notwithstanding the foregoing, the Board of Governors shall have the discretion to remove any Governor who attends less than seventy-five percent (75%) of the Board’s meetings during any 12-month period as measured on a rotating basis.

6.6           Committees. A resolution approved by the affirmative vote of a majority of the Governors may establish committees having the authority of the Governors in the management of the business of the Company to the extent consistent with this Agreement and provided in the resolution. A committee shall consist of two or more Persons, who need not be Governors, appointed by affirmative vote of a majority of the Governors present. Committees may include an executive committee, a compensation committee and/or an audit committee, in each case consisting of one or more independent Governors or other independent persons. Committees are subject to the direction and control of the Governors and vacancies in the membership thereof shall be filled by the Governors. A majority of the members of the committee is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided by the resolution of the Board authorizing such committee.

6.7           Voting Requirements for Certain Items Reserved for Member Approval.

(a)           The Governors shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the unanimous consent of the Class A Members:

(i)       Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 3 hereof;

(ii)       Knowingly do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement; or

(iii)       Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose.

(b)          The Governors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of the Class A Members holding at least a majority of the Class A Units:

(i)       Issue Units at a purchase price of less than $1,000 per Unit;

(ii)       Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company; or

(iii)       Cause the Company to acquire any equity or debt securities of any Governor or any of its Affiliates, or otherwise make loans to any Governor or any of its Affiliates.

(c)           The Governors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of the Members holding at least a majority of the Class A Units, Class B Units, and Class C Units, voting together as a single class:

(i)       Merge or consolidate with or into any other entity;

(ii)       Sell, exchange or otherwise dispose of at one time all or substantially all of the property of the Company, except for a liquidating sale of the Property in connection with the dissolution of the Company; or

(iii)       Take any other action that requires the consent of at least a majority of the outstanding Units of all classes, voting together as a single class, under the Act to the extent the Act provides that any requirement to obtain such consent may not be varied, waived or altered in an operating agreement.

The actions specified in this Section 6.7 as requiring the consent of the Members shall be in addition to any actions by the Governors that are specified in the Act as requiring the consent or approval of the Members to the extent the Act provides that any requirement to obtain such consent or approval of the Members may not be varied, waived or altered in an operating agreement. Any such required consent or approval may be given by the number of votes necessary to constitute Member action pursuant to Section 8.10 herein, unless the vote of a greater or lesser proportion or number is otherwise required by the Act.

6.8           Meetings of the Board; Action by the Board.

(a)       Meetings of the Board may be called by the Chairman of the Board or any two (2) Governors and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct.

(b)       Except as otherwise expressly provided in this Agreement, the Articles, or the Act, the affirmative vote of a majority of the Governors present at a duly convened meeting of the Board at which a quorum is present shall constitute the act of the Board.

6.9           Place of Meeting. The Board may designate any place, either in or out of the State of Minnesota, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company’s principal office. Governors may attend any such meeting in person or by telephone or video conference call.

6.10         Notice of Meeting. Written or oral notice of every meeting of the Board, stating the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given by the Secretary of the Company to each other Governor at least seventy-two (72) hours prior to the meeting, unless such notice is waived in accordance with Section 9 hereof.

6.11         Quorum. The presence of a Majority of the Governors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the Governors represented may adjourn the meeting from time to time without further notice.

6.12         Officers.

(a)       The Board may elect a Chairman, Vice Chairman, and one or more Vice Presidents from among its Governors. The Governors shall elect or appoint a Chief Executive Officer, a Chief Financial Officer and Secretary. The Board may appoint or elect such other officers with such titles as the Governors may from time to time determine (such officers, together with the Chairman, Vice Chairman, Chief Executive Officer, the Chief Financial Officer, and Secretary, individually, an “Officer” and collectively the “Officers”). Officers need not be Governors. Any two (2) or more offices may be held by the same person. Election or appointment of an Officer or agent shall not of itself create contract rights.

(b)        The elected Officers shall be elected annually by the Board at the first meeting of the Board held after each annual meeting of Members. If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently possible. Each Officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death, or until he or she shall resign or shall be removed in the manner hereinafter provided any Officer or agent may be removed by the Board at any time with or without cause, but such removal does not affect the contract rights, if any, with the Company of the person so removed.

(c)       An Officer may resign at any time by delivering notice to the Company. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Company accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

(d)       Vacancies may be filled or new offices created and filled at any meeting of the Board. Except as provided herein, a vacancy in any office because of death, resignation, removal, disqualification or otherwise, may, but need not, be filled by the Board for the unexpired portion of the term. In the event of a vacancy in the office of Chairman, Chief Executive Officer or Chief Financial Officer because of death, resignation or removal, the Governors shall appoint a successor to such office.

6.13         Limitation of Liability.

(a)       Exculpation. No Governor, Alternate, or Officer (collectively, the “Covered Persons”), shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act or omission performed or omitted by the Covered Persons in good faith and on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable, responsible or accountable for acts of fraud, gross negligence, intentional infliction of harm on the Company or a Member, intentional violation of criminal law, a breach of his or her fiduciary duty of loyalty or other fiduciary duties, if any, or any ultra vires acts. A Covered Person shall be entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence. This Section 6.13(a) shall not eliminate or limit the liability of a Covered Person for any act or omission occurring prior to the date when this Agreement became effective, if such a limitation or elimination of liability of a Covered Person for those acts or omissions is prohibited by the Act as then in effect. Any repeal or modification of this Section 6.13(b) shall not adversely affect any right or protection of a Covered Person existing at the time of that repeal or modification. If the Act hereafter is amended to authorize the further elimination or limitation of the liability of Covered Person, then the liability of Covered Persons in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Act.

(b)       Reliance. Notwithstanding anything to the contrary in this Agreement, to the extent that, at law, in equity or pursuant to this Agreement the Covered Persons have duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or any other person, the Covered Persons shall not be liable to the Company, any Member or any other person for breach of fiduciary duty for their good faith reliance on: (i) resolution, certificate, statement, instrument, opinion, report, or document believed by him or her to be genuine and to have been signed or presented by the proper party or parties, and any information relating to or in the possession or control of the Company, and/or books and records in the possession or control of the Company; (ii) one or more Members, Governors or Officers who the Covered Person reasonably believed to be competent in the matter in question; (iii) Company employees, agents or consultants, if any, who the Covered Person reasonably believed to be competent in the matter in question; (iv) legal, accounting or financial advisors who, at the time of the action, the Covered Person reasonably believed to be competent in the matter in question; or (v) any provision of this Agreement.

(c)       Limitation of Fiduciary Duties. The Covered Persons shall be subject to fiduciary duties or to personal liability for breaches of these duties only as provided in this Agreement. Any fiduciary duties not expressly provided for in this Agreement for such Persons are hereby waived to the fullest extent permitted by the Act.

6.14         Right to Indemnification.

(a)       The Company shall indemnify and hold harmless each Covered Person for any act performed in good faith by such Covered Person for any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”), arising from any and all investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor (each, a “Proceeding”), in which the Covered Person is involved or threatened to be involved in, as a party or otherwise, by reason of its status as a Covered Person (other than those by the Company), to the fullest extent permitted by the Act other than for acts for which the Covered Person is liable to the Company pursuant to Section 6.13. The obligations of the Company under this Section 6.14(a) shall survive (i) the expiration, termination or cancellation of any Covered Person’s employment or other relationship with the Company and (ii) any Transfer of a Covered Person’s Units.

(b)       Control of Defense. Upon a Covered Person's discovery of any Proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to Section 6.14(a), the Covered Person shall give prompt written notice to the Company of such Proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under Section 6.14(a), unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Governors, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such Proceeding, (i) the Covered Party shall fully cooperate with Company in connection therewith; and (ii) the Covered Party may employ, at any time, separate counsel to represent it; provided, however, that the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such Proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such Proceeding, the Covered Person shall have the right to assume the defense of such Proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)       Reimbursement; Advancement of Expenses. This indemnification shall be a contract right and shall include the right to receive reimbursement and/or payment in advance of any reasonable legal or other expenses incurred by a Covered Person in connection with Proceedings, consistent with the provisions of applicable law as then in effect. A Covered Person shall, in order to request reimbursement or advanced payments according to this Section 6.14(c), submit to the Board a written statement of request for reimbursement and/or advancement of expenses (the “Advancement Request”), stating that (i) the Covered Person has incurred or will incur actual expenses in defending a Proceeding as described in this Section 6.14 and (B) the Covered Person undertakes to repay such amount if it shall ultimately be determined in a final non-appealable determination by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified by the Company under this Agreement. Upon receipt of the Advancement Request, the Board shall authorize immediate payment of the expenses stated in the Advancement Request that the Board determines, in its sole and absolute discretion are necessary and reasonably appropriate to defend such Covered Person. No security shall be required in connection with any Advancement Request and it shall be accepted without reference to an Covered Person’s ability to make repayment.

(d)       Cumulative With Other Rights. The indemnification and right to advancement of expenses provided by this Section 6.14 shall be in addition to any other rights to which Covered Person may be entitled under any agreement with the Company or vote of the Members, as a matter of law or otherwise, both as to action or inaction of the Covered Person in its capacity as such.

(e)       Permissible Indemnification. The Company may indemnify its employees and agents as determined by the Governors.

(f)       Source of Indemnity. Any indemnification hereunder shall be satisfied solely out of the assets of the Company and no Member shall be subject to personal liability by reason of these indemnification provisions.

(g)       Conflict of Interest. A Covered Person shall not be denied indemnification hereunder, in whole or in part, because such Covered Person had an interest in the transaction with respect to which the indemnification applies, if the transaction was approved as provided by the terms of this Agreement.

(h)       Successors In Interest. The provisions of this Section are for the benefit of each Covered Person and their heirs, successors, assigns, administrators and personal representatives.

6.15         Transactions with the Governors or their Affiliates. To the extent permitted by applicable law and subject to the provisions of this Agreement, the Governors are hereby authorized to cause the Company to enter into contracts or otherwise deal with any Governor, Officer or Member, acting on its own behalf, or any Affiliate thereof; provided that any such purchase, sale, contract or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase, contract or other transaction had been made with an independent third party.

6.16         Conflicts of Interest. Neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Governor or Member (or their Affiliates), acting on its own behalf, from engaging in whatever activities it chooses, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member; or (ii) require any Governor or Member to permit the Company or Governor or Member (or their Affiliates) to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

6.17       Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties. Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between one or more Governors, Officers or their respective Affiliates, on the one hand, and the Company, on the other, any resolution or course of action by the Board in respect of such conflict of interest shall be permitted and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any duty stated or implied by law or equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is approved (i) disinterested Class A Members holding a majority of the Class A Units held by disinterested Class A Members (“Special Approval”), or (ii) approved by a majority of the disinterested Governors and is (x) on terms no less favorable to the Company, as applicable, than those generally being provided to or available from unrelated third parties, or (y) fair and reasonable to the Company taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). Unless such course of action otherwise requires the approval of the Members pursuant to this Agreement or the Act, the Board shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval, and the Board may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (ii)(x) or (ii)(y) above, then it shall be presumed that, in making its decision, the Board acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. The failure to comply with any or all of the conditions set forth in this Section 6.15 shall not cause a presumption of or be evidence that any breach of this Agreement, or any agreement contemplated herein, or of any duty stated or implied by law or equity, including any fiduciary duty, shall have occurred.

6.18       Rebates, Kickbacks and Reciprocal Arrangements. No rebates or give-ups may be received by the Company nor may the Company participate in any reciprocal business arrangements which would circumvent the other provisions of this Agreement, including the restrictions on dealing with Affiliates. The Company shall not directly or indirectly pay or award any commissions or other compensation to any person engaged to sell Units or give investment advice to a potential Member; provided, however, that this clause shall not prohibit the payment to a registered broker-dealer or other properly licensed person of normal sales commissions for selling Units.

6.19       Commingling. The Company’s funds shall not be commingled with the funds of any other person except through a master fiduciary account pursuant to which a separate sub-trust account is established for the benefit of the Company.

6.20       Expenses and Payments. All expenses of the Company shall be billed to and paid by the Company.

SECTION 7

RIGHTS AND OBLIGATIONS OF MEMBERS

7.1       Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

7.2       Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his or her respective Capital Contributions except as provided in Section 7.6 or as otherwise required by law.

7.3       Liability to Third Parties. No Member, Governor or Officer is liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, including under a judgment, decree or order of a court.

7.4       Lack of Authority. No Member (other than a Governor or an Officer as provided under Section 6 has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

7.5       Member Liability to the Company. A Member who receives a Distribution made by the Company in violation of this Agreement or the Act is liable to the Company to the extent provided by the Act.

7.6       Representations and Warranties. Each Member herby represents and warrants to the Company that: (i) the Member has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder, and that all actions necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (ii) the Member has duly executed and delivered this Agreement; and (iii) the Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.

7.7       Member Information.

(a)       In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the information to which that Member is entitled to have access pursuant to the Act, under the circumstances therein stated.

(b)       The Members acknowledge that, from time to time, they may receive information from or concerning the Company in the nature of trade secrets, the release of which may damage the Company or Persons with which it does business. Each Member shall hold in strict confidence any trade secret information that it receives concerning the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another member or Governor, except for disclosures (i) compelled by law (but the Member must notify a Governor promptly of any request for that information, before disclosing it, if legal and practicable); (ii) to Persons to whom that Member’s Interest may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 7.7, or (iii) of information that the Member also has received from a source independent of the Company and the Member reasonably believes that source obtained the information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 7.7 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 7.7 may be enforced by specific performance.

7.8       Membership Certificates. “Membership Certificates” in the form determined by the Board may be delivered representing all Interests to which Members are entitled. If issued, such Membership Certificates shall be separately numbered, and shall be entered in the books of the Company and on the Membership Register, as they are issued. Each Membership Certificate shall state on the face thereof the holder’s name, the Interests and such other matters as may be required by applicable laws. Each such Membership Certificate shall be signed by a Governor of the Company. The signature of the Governor upon the Membership Certificates may be by facsimile or electronic signature. Subject to Section 10, upon surrender to the Company of a Membership Certificate for Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to Transfer, it shall be the duty of the Company to issue a new Membership Certificate to the person entitled thereto, cancel the old Membership Certificate and record the transaction upon its books and records and the Membership Register. Upon classification of the Units in accordance with Section 8.1 hereof, the Membership Register shall be updated to reflect the appropriate classification of each issued and outstanding Unit without any affirmative obligation of any Member or the Company to amend or reissue Membership Certificates. The Membership Register shall be determinative of the classification of all issued and outstanding Membership Units as of the Effective Date. Any Membership Certificate issued after the Effective Date shall identify the appropriate classification of the Units represented by such Membership Certificate.

Each Member hereby agrees that the following legend, as the same may be amended by the Board in its sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE OF OWNERSHIP IS SUBJECT TO THE TERMS AND CONDITIONS OF THE OPERATING AGREEMENT OF GRANITE FALLS ENERGY, LLC, AS AMENDED FROM TIME TO TIME. COPIES OF THE OPERATING AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE BOARD OF GOVERNORS OF GRANITE FALLS ENERGY, LLC.

7.9       Waiver of Dissenters Rights. Each Member hereby disclaims, waives and agrees, to the fullest extent permitted by law or the Act, not to assert dissenters’ or similar rights under the Act.

SECTION 8

ROLE OF MEMBERS

8.1       Classification of Membership Units. A Member’s Membership Interest in the Company shall be designated in Units.  Effective as of the Effective Date, there shall be three (3) classes of Membership Units such that:

(a)       each Unit outstanding immediately prior to the Effective Date owned by a Member who is the holder of record of twenty-one (21) or more Units on the Effective Date shall, by virtue of this Section 8.1 and without any action on the part of the holder thereof, hereafter be classified as a Class A Unit;

(b)       each Unit outstanding immediately prior to the Effective Date owned by a Member who is the holder of record of at least ten (10) but no more than twenty (20) Units on the Effective Date shall by virtue of this Section 8.1 and without any action on the part of the holder thereof, hereafter be classified as a Class B Unit; and

(c)       each Unit outstanding immediately prior to the Effective Date owned by a Member who is the holder of record of nine (9) or fewer Units on the Effective Date shall, by virtue of this Section 8.1 and without any action on the part of the holder thereof, hereafter be classified as a Class C Unit.

The classification of each Unit as a Class A Unit, Class B Unit or Class C Unit effective as of the Effective Date, as provided in this Section 8.1, shall remain in effect permanently following the Effective Date.

8.2       Classes of Units. Upon the completion of the classification of Units described in Section 8.1, the Company shall have three classes of Units, designated as Class A Units, Class B Units and Class C Units, with each class of Units having the rights and privileges, and being subject to the limitations, as described in this Agreement, including the following:

(a)       Class A Units. In addition to any other rights, privileges and limitations described in this Agreement, Class A Members shall have the following rights and privileges, and be subject to the following limitations:

(i)       Voting Rights. Subject to 8.2(a)(vi), Class A Members shall be entitled to one vote per Class A Unit owned on all Company matters submitted to a vote of, or other action by, the Members;

(ii)       Propose Amendments. Class A Members shall have the right to propose amendments to this Agreement as described in Section 14.5(a) hereof;

(iii)       Governor Nominations. Class A Members shall have the right to nominate candidates for Governors as described in Section 6.1(g) hereof;

(iv)       Call Meetings. Class A Members owning, in the aggregate, not less than twenty percent (20%) of the issued and outstanding Units of all classes, shall have the right to call a meeting of the Members as described in Section 8.7 hereof;

(v)       Transfer of Units. Class A Units shall be subject to all restrictions on the transferability of Class A Units set forth in Section 8.3 and Section 10 hereof; and

(vi)       Ownership Limitation. No Class A Member shall directly or indirectly own or control more than twenty percent (20%) of the issued and outstanding Units at any time, unless such Class A Member’s ownership percentage exceeds twenty percent (20%) of the issued and outstanding Units due solely to the redemption of previously outstanding Units. For purposes of this provision, Units under indirect ownership or control by a Class A Member shall include Units owned or controlled by such Member’s Related Parties and Affiliates. If any Units are issued or Transferred, whether through a sale, conversion or otherwise (but not by redemption), which issuance or Transfer results in a Class A Member owning or controlling more than twenty percent (20%) of the issued and outstanding Units, such issuance or Transfer shall be deemed to be null and void and of no force or effect.

(b)       Class B Units. In addition to any other rights, privileges and limitations described in this Agreement, Class B Members shall have the following rights and privileges, and be subject to the following limitations:

(i)       Limited Voting Rights. Class B Members shall be entitled to one vote per Class B Unit owned only with respect to (A) an election of Governors of the Company as described in Section 6.1(f) hereof, (B) matters described in Sections 6.7(c) and 13.1 hereof and (C) any amendment to this Agreement requiring the consent of Class B Members under Section 14.5 hereof. Class B Members, as such, shall have no voting rights with respect to any other Company matter;

(ii)       Propose Amendments. Class B Members owning, in the aggregate, not less than ten percent (10%) of the issued and outstanding Class B Units, shall have the right to propose amendments to this Agreement as described in Section 14.5(a) hereof;

(iii)       Governor Nominations. Class B Members owning, in the aggregate, not less than ten percent (10%) of the issued and outstanding Class B Units, shall have the right to nominate candidates for Governors as described in Section 6.1(g) hereof;

(iv)       Call Meetings. Class B Members owning, in the aggregate, not less than twenty-five percent (25%) of the issued and outstanding Units of all classes, shall have the right to call a meeting of the Members as described in Section 8.7 hereof;

(v)       Transfer of Units. Class B Units shall be subject to all restrictions on the transferability of Class B Units set forth in Section 8.3 and Section 10 hereof; and

(vi)       Ownership Limitation. A Class B Member shall not be subject to any limitation on the percentage ownership of outstanding Units unless such Class B Member is also a Class A Member.

(c)       Class C Units. In addition to any other rights, privileges and limitations described in this Agreement, Class C Members shall have the following rights and privileges, and be subject to the following limitations:

(i)       Limited Voting Rights. Class C Members shall be entitled to one vote per Class C Unit owned only with respect to (A) matters described in Sections 6.7(c) and 13.1 hereof and (B) any amendment to this Agreement requiring the consent of Class C Members under Section 14.5 hereof. Class C Members, as such, shall have no voting rights with respect to any other Company matter;

(ii)       Propose Amendments. Class C Members shall have no right to propose amendments to this Agreement;

(iii)       Governor Nominations. Class C Members shall have no right to nominate candidates for Governors;

(iv)       Call Meetings. Class C Members owning, in the aggregate, not less than thirty percent (30%) of the issued and outstanding Units of all classes, shall have the right to call a meeting of the Members as described in Section 8.7 hereof;

(vi)       Transfer of Units. Class C Units shall be subject to all restrictions on the transferability of Class C Units set forth in Section 8.3 and Section 10 hereof; and

(vii)       Ownership Limitation. A Class C Member shall not be subject to any limitation on the percentage ownership of outstanding Units unless such Class C Member is also a Class A Member.

(d)       After the Effective Date, and subject to the limitations set forth elsewhere herein, the Company may issue additional Units of any class in exchange for Capital Contributions to the Company in amounts established from time to time by the Board of Governors; provided, however, that the Company shall have no authority to issue additional Units or allow any Transfer of Units (including a Permitted Transfer described in Section 10.2) if, as a result of such action, the number of Class A Unit Holders would be greater than 299 or the number of Class B Unit Holders or Class C Unit Holders would, in each case, be greater than 499.

8.3       Members.

(a)       The Membership Interests of the Members shall be set forth on the Membership Register as maintained by the Company at its principal office and by this reference is incorporated herein. Upon the admission of a new or additional Member, the Membership Register shall be appropriately amended. Such amendments shall not be considered amendments pursuant to Section 14.5 of this Agreement and will not require Member action for purposes of Section 14.5.

(b)       The admission of any Person as a Member must comply with the requirements described in this Agreement and will be effective only after such Person has executed and delivered to the Company an Addendum to this Agreement in the form of Exhibit A attached hereto and any additional documentation as may be required hereunder or determined by the Governors to be necessary and appropriate to effect such admission. In addition, no Person shall become a Class A Member (including for this purpose, any Person acquiring Units in a Permitted Transfer) without the prior approval of the Board of Governors and the Governors may refuse to admit any Person as a Class A Member in their sole discretion. The admission of a Person acquiring Units in a Permitted Transfer as a Class B Member or a Class C Member shall not require the approval of the Board.

(c)       Unless admitted as a Member, a Person acquiring Units from an existing Member will acquire only the Financial Rights associated with such Units but will have no other rights of a Member hereunder or under the Act.

(d)       All Members acknowledge that the admission of additional Members may result in dilution of their Membership Interests. Members shall have no preemptive rights to acquire additional or newly created Units of the Company.

8.4       No Cumulative Voting. No Member shall be entitled to cumulative votes for the election of Governors or otherwise.

8.5       Member Meetings. The annual meeting of Members shall be held on such date as the Board shall by resolution specify within a period commencing on January 1 and ending on June 30 in each year. At each annual meeting, Members shall conduct such business as may be properly presented to such meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. Special meetings of Members of the Company may be called by the Chairman of the Board or by any three (3) Governors. Class A Members holding an aggregate of not less than twenty percent (20%) of all issued and outstanding Units may also demand, in writing, that the Governors call a special meeting of the Members. Class B Members holding an aggregate of not less than twenty-five percent (25%) of all issued and outstanding Units may also demand, in writing, that the Governors call a special meeting of the Members. Class C Members holding an aggregate of not less than thirty percent (30%) of all issued and outstanding Units may also demand, in writing, that the Governors call a special meeting of the Members. Members may attend any such meeting in person or by proxy.

8.6       Place of Meeting. The Board of Governors may designate any place, either in or out of the State of Minnesota, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company’s principal office.

8.7       Notice of Meetings. Written notice stating the date, time and place of the meeting and, as to a special meeting, a description of the purpose or purposes for which the meeting is called, shall be mailed or provided in person not fewer than fifteen (15) nor more than sixty (60) calendar days before the date of the meeting, by or at the direction of the Board of Governors to each Member of record at time of notice. If mailed, such notice is effective when mailed addressed to the Member’s address shown in the Company’s current record of Members, with postage prepaid.

8.8       Quorum. The presence in person or by proxy of Members holding 40% or more of the Units entitled vote on the matters presented at a meeting to shall constitute a quorum for the transaction of business related to those matters. If a quorum is not present at a meeting, a majority of the Units represented at the meeting may adjourn the meeting from time to time without further notice.

8.9       Voting; Action by Members. If a quorum is present, the affirmative vote of Members holding a majority of the Units represented at the Members’ meeting (in person, by proxy, or by mail ballot) and entitled to vote on the matter shall constitute the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by this Agreement or the Act.

8.10       Matters Submitted for Member Vote which Involve an Interested Governor. A Governor may not vote or consent on matters submitted to the Members regarding (i) the removal of the Governor or (ii) regarding any transaction between the Company and the Governor. In determining the existence of the requisite vote of the Members necessary to approve a matter on which a Governor may not vote or consent, the Membership Units owned by the Governor shall be excluded.

SECTION 9

WAIVER AND CONSENT

9.1       Written Waiver. Whenever any notice whatsoever is required to be given under the provisions of this Agreement or under the provisions of the Articles or the Act, waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.2       Waiver by Attendance. A Member’s or Governor’s attendance at a meeting of the Members or Governors, respectively: (i) waives objection to lack notice or defective notice of the meeting, unless the Member or Governor at the beginning of the meeting or promptly upon the Member’s or Governor’s arrival objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member or Governor objects to considering the matter when it is presented.

9.3       Consent to Action without Meeting. Any action required or permitted to be taken at a Board of Governors meeting may be taken without a meeting by written action if a proposed written consent, setting forth the action so taken or to be taken, (i) is sent to all Governors, (ii) signed by all of the Governors authorized to vote on the specific matters being considered; and (iii) is included in Company’s permanent records. Unless the written consent specifies that it is effective as of an earlier or later date, action taken under this Section will be effective on the date of the last Governor’s signature. The written consent (which may be signed electronically and in one or more counterparts) of the Board on any matter under this Section has the same force and effect as if that matter were voted upon at a duly called and constituted meeting of the Board and may be described as such in any document or instrument.

SECTION 10

TRANSFER OF MEMBERSHIP INTERESTS

10.1       Restriction on Transfer.

(a)       No Member shall Transfer all or any portion of such Member’s Units except in compliance with the provisions of this Section 10 applicable to the class of Units such Member proposes to Transfer. Any purported Transfer of Units that is not permitted under this Section 10 shall be null and void and of no force or effect whatsoever.

(b)       Except for Permitted Transfers, all Transfers of Units shall require the prior approval of the Board of Governors, which the Governors may grant or withhold in their sole discretion for any reason. All applications for the Transfer of Units, other than Permitted Transfers, shall be made by the proposed transferor and transferee of Units by submission of an application for Transfer to the Board of Governors in such form as the Board determines to be appropriate from time to time. Unless otherwise provided in its action to approve a Transfer, such approval of a Transfer shall also operate as the Board’s approval of the admission of the Transferee as a Member pursuant to Section 8.3(b) hereof.

10.2       Permitted Transfers. Subject to the conditions and restrictions set forth in Section 4.3 and 8.2(d) regarding the Maximum Ownership Percentage a Unit Holder is permitted and the number of Unit Holders allowed with respect to each class of Units, a Member holding any class of Units may, at any time, Transfer all or any portion of such Member’s Units:

(a)       to the Member’s administrator, executor or guardian to whom such Units are transferred involuntarily by operation of law or judicial decree;

(b)       to any other Member holding the same class of Units, so long as if the Units to be Transferred are Class B Units or Class C Units, then following such Transfer the transferee would not own or control more than five percent (5%) of the then outstanding Class B Units or then outstanding Class C Units;

(c)       to any Person if the Units to be Transferred are Class B Units or Class C Units, so long as (1) the transferor Transfers all such transferor’s Class B Units or Class C Units, as applicable, to a single transferee, and (2) following such Transfer the transferee would not own or control more than five percent (5%) of the then outstanding Class B Units or then outstanding Class C Units.

Each Transfer described in this Section 10.2 shall be a “Permitted Transfer.” For purposes of clarity, any Transfer of Class A Units to a Person who is not a Class A Member is excluded from the definition of “Permitted Transfer” and such Transfer requires prior approval of the Board of Governors. The transferor must deliver five (5) business days’ prior written notice to the Company and the Conditions Precedent to Transfers described in Section 10.3 must be satisfied before the Company is required to recognize a Permitted Transfer.

10.3     Conditions Precedent to Transfers. The Board of Governors, in its sole discretion, may elect not to consent to, approve or recognize any Transfer of Units unless and until the Company has received:

(a)       An opinion of Company counsel (whose fees and expenses shall be borne by the Company), together if required by the Board as a condition of Transfer, an opinion of the transferor’s counsel (whose fees and expenses shall be borne by the transferor), satisfactory in form and substance to the Board that such Transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such Transfer is properly registered or qualified under applicable state and federal securities laws and if requested by the Company that such Transfer will not cause the Company to be treated as a Publicly Traded Partnership;

(b)       An executed Member Signature Page, substantially in the form of Exhibit A attached hereto (the “Member Signature Page”), pursuant to which the transferee acknowledges, accepts and agrees to be bound by all of the terms and conditions of this Agreement, including but not limited to this Section 10;

(c)       Such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer, except that in the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation of legal evidence of such Transfer, in form and substance satisfactory to the Company;

(d)       The transferor’s Membership Certificate;

(e)       The transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the interests transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information, statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information;

(f)       Evidence satisfactory in form and substance to the Board that the transferee will not exceed the Maximum Unit Ownership limitation set forth in Section 4.3 of this Agreement and that the Transfer will not result in a violation of the Unit Holder limitations set forth in Section 8.2(d) of this Agreement;

(g)       Unless otherwise approved by the Governors and Class A Members holding a majority of the Class A Units, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Governors and the transferor Member, cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company; and

(h)       Other conditions on the Transfer of Units adopted by the Board from time to time as it deems appropriate in its sole discretion.

The Governors shall have the authority to waive any legal opinion or other condition required in this Section 10.3 other than the Class A Member approval requirement set forth in Section 10.3(g).

10.4       Events in Connection with the Transfer of Interests. In the event of the Transfer of Interests under this Agreement by a Member, all rights of the Member with respect to the Interest, including Governance Rights to vote such Interest and Financial Rights, shall terminate on the Effective Date of such Transfer as provided in Section below, except for the Member’s right to receive payment therefor.

10.5     Effective Date of Transfer.

(a)       Subject to Section 10.5(b) and the resolution of the Board approving the Transfer, any Transfer of a Unit shall be deemed effective as of the day of the month and year: (i) on which the Transfer occurs (as evidenced by the documents and evidence of conveyance); and (ii) the transferee’s name and address and the nature and extent of the Transfer are reflected in the records of the Company; provided, however, the effective date of a Transfer for purposes of allocation of Profits and Losses and for Distributions shall be determined pursuant to Section 10.5(b) below. Any transferee of a Unit shall take subject to the restrictions on transfer imposed by this Agreement.

(b)       The Board, in its sole discretion, may establish interim periods in which transfers may occur (the “Interim Transfer Periods”); provided, however, the Board shall provide Members reasonable notice of the Interim Transfer Periods and advance notice of any change to the Interim Transfer Periods. For purposes of making allocations of Profits and Losses, and Distributions, the Company will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and recognize the Transfer as of the first day following the close of Interim Transfer Period in which the Member complied with the notice, documentation and information requirements of Article 10, unless the resolution of the Board approving such Transfer authorizes such other effective date for the Transfer and/or other method or convention for allocating Profits and Losses and Distributions. All distributions on or before the end of the applicable Interim Transfer Period in which such requirements have been substantially complied with shall be made to transferor and all distributions thereafter shall be made to the transferee. The Board has the authority to adopt other reasonable methods and/or conventions.

(c)       The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to such allocations and distributions; provided neither the Company, the Board, any Governor nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.5 (other than tax liabilities which may be incurred by Members), whether or not the Board or any Governor or the Company or any Member has knowledge of any Transfer of ownership of any Interest in the Company.

10.6       Expenses. Except as otherwise expressly provided herein, all expenses of the Company incident to the admission of the transferee to the Company as a Member, including the Company’s reasonable attorney fees, may be charged to the transferring Member.

10.7       Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer under this Section 10 shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize such a Transfer under the Act or other applicable law (or if the Governors, in their sole discretion, elect to recognize such a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor’s Financial Rights as provided by this Agreement with respect to the transferred Units, which Financial Right may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.8       Unadmitted Assignees. A Person who acquires Units but who is not admitted as a substituted Member pursuant to Section 10.9 hereof shall be entitled only to the Financial Rights with respect to such Units in accordance with this Agreement and shall not be entitled to the Governance Rights with respect to such Units. In addition, such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

10.9       Admission of Substituted Members. As to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions: (a) approval of a Transfer by the Governors as set forth Section 10.1 above; (b) the satisfaction of all of the conditions precedent to such Transfer as set forth in Section 10.3 to the extent such conditions precedent were not waived by the Board of Governors; (c) except in the case of a Transfer involuntarily by operation of law, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and has accepted, adopted and agreed to be bound by the provisions of this Agreement as evidenced by the execution and delivery of a Member Signature Page; and (d) the satisfaction of all other applicable requirements contained in this Agreement

10.10       Additional Members. Subject to the limitations of Section 8.2(d), additional Members may be admitted from time to time upon the approval of the Governors. Any such additional Member shall pay such purchase price for his/her/its Membership Interest and shall be admitted in accordance with such terms and conditions, as the Governors shall approve. All Members acknowledge that the admission of additional Members may result in dilution of a Member’s Membership Interest. Prior to the admission of any Person as a Member, such Person shall agree to be bound by the provisions of this Agreement and shall sign and deliver a Member Signature Page. Upon execution of such Member Signature Page, such additional Members shall be deemed to be parties to this Agreement as if they had executed this Agreement on the original date hereof, and, along with the parties to this Agreement, shall be bound by all the provisions hereof from and after the date of execution hereof. The Members hereby designate and appoint the Governors to accept such additional Members and to sign on their behalf any Member Signature Page.

SECTION 11

RECORDS, FINANCIAL AND TAX REPORTING

11.1       Records and Accounting. The books of account and other records of the Company shall be maintained at the Company’s principal place of business. The Company shall prepare its financial statements using generally accepted accounting principles, consistently applied. The Board shall cause to be prepared and distributed to the Members an annual report within 120 days after the end of the Company’s fiscal year. The annual report shall contain:

(a)       a balance sheet as of the end of each fiscal year and statements of income, Member’s equity and cash flow for the year then ended, and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(b)       a report of the material activities of the Company during the period covered by the report; and

(c)       a report setting forth distributions to Members for the period covered which separately identifies distributions from (i) cash flow from operations during the period, (ii) cash flow from operations during a prior period which have been held as reserves, (iii) proceeds from the disposition of Company assets and (iv) reserves from the gross proceeds of the offering originally obtained from the Members.

The Company may alternatively satisfy the above requirements by distributing to Members a copy of the Company’s annual report on Form 10- K as filed with the U.S. Securities and Exchange Commission.

11.2       Tax Information. The Board will use its best efforts to cause to be delivered, within 75 days after the end of each fiscal year of the Company, to the Members and Persons who were Members during such fiscal year all information concerning the Company necessary to enable such Member or Person to prepare such Member’s (or Person’s) Federal and state income tax returns for such fiscal year, including a statement indicating such Member’s (or Person’s) share of Profits, Losses, deductions and credits for such fiscal year for federal and state income tax purposes, and the amount of any Distribution made to or for the account of such Member or Person during such fiscal year pursuant to this Agreement.

11.3       Tax Returns. The Board shall cause income tax returns for the Company to be prepared and timely filed in accordance with applicable law.

11.4       Tax Representative. The Board shall designate, from time to time, a Person who is a Class A Member to serve as “partnership representative” in accordance with Section 6223(a) of the Code to perform all duties imposed by Sections 6221 et seq. of the Code on the partnership representative (the “Tax Representative”). Only Class A Members are eligible to serve as a Tax Representative. The Company shall indemnify, to the full extent permitted by law, the Tax Representative from and against any damages and losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by in carrying out his responsibilities as partnership representative, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

11.5       Access to Books and Records.

(a)       A Member of the Company shall be entitled to inspect and copy to the extent provided by law and during regular business hours at the Company’s principal office the required records to be kept by the Company under the Act if he or she gives the Company written notice of his or her demand at least five (5) business days before the date on which he or she wishes to inspect and copy.

(b)       The Company shall update an alphabetical list of Members and their addresses, business telephone numbers and Company ownership information (“the Member List”) at least quarterly to reflect changes in the information contained therein. The Company shall mail a copy of the Member List to any Member properly requesting the Member List within ten (10) business days of the request. The copy of the Member List shall be printed in alphabetical order, on white paper and in a readily readable type size (in no event smaller than 10-point type). The Company may charge a reasonable fee for copy work.

(c)       The purposes for which a Member may request a copy of the Member List include, without limitation, matters relating to Members’ voting rights under this Agreement and the exercise of Members’ rights under federal proxy laws.

(d)       If the Company neglects or refuses to exhibit, produce or mail a copy of the Member List as properly requested, the Company shall be liable to any Member properly requesting the list for the costs, including attorneys’ fees, incurred by that Member for compelling the production of the Member List, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Member List is to secure such list of Members or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company. The Company may require the Member requesting the Member List to represent that the list is not requested for a commercial purpose unrelated to the member’s interest in the Company. The remedies provided hereunder to Members requesting copies of the Member List are in addition to, and shall not in any way limit, other remedies available to Members under federal law, or the laws of any state.

SECTION 12

FISCAL AFFAIRS

12.1       Tax Elections.

(a)       The Board of Governors may elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of the Interest of such Member in the Company as described in Section 743 of the Code.

(b)       The Board of Governors, at any time and from time to time, may also make such other tax elections as it deems necessary or desirable, in its discretion.

12.2       Interim Closing of the Books. There shall be an interim closing of the books of account of the Company (i) at any time a taxable year of the Company shall end pursuant to the Code, and (ii) at any other time determined by the Board of Governors to be required for good accounting practice or otherwise appropriate under the circumstances.

SECTION 13

TERMINATION AND DISSOLUTION

13.1       Events Requiring Termination and Dissolution. The Company shall be dissolved upon the first to occur of any of the following (each a “Dissolution Event”): (i) the affirmative vote of the Members holding a 75% supermajority of the Class A Units, Class B Units, and Class C Units represented at any annual or special meeting, voting together as a single class, to dissolve, wind up, and liquidate the Company; or (ii) the occurrence of any event, which would make unlawful the continuing existence of the Company, or (iii) in accordance of the Act, as amended from time to time.

13.2       Winding Up Period. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets of the Company have been distributed pursuant to this Section 13 and the Company has been terminated. The Board shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the manner required by the Act. Without limiting the generality of the foregoing, the Board of Governors, in carrying out such winding up and distribution, shall have full power and authority to sell the Company’s assets, or any part thereof, or to distribute the same in kind to the Members.

13.3       Distribution.

(a)       Upon the occurrence of a Dissolution Event and the dissolution of the Company, the affairs of the Company shall be wound up in accordance with Section 13.2 above. The Fair Market Value of the assets of the Company shall be determined, with the value of any real or personal property held by the Company being determined in accordance with paragraph (d) of Section 5.4 and the Fair Market Value of any other assets held by the Company (other than cash) being determined by an independent appraiser selected by the Board. Thereupon, the assets of the Company shall be distributed in the following manner and order: (i) to the claims of all creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, other than liabilities for distributions to Members; (ii) to Members and former Members in satisfaction of liabilities for distribution, pursuant to or as required by the Act; and (iii) subject to Sections 5.4 and 5.5, to the Members with positive Capital Account Balances in accordance with their Percentage Interests. Each such Member entitled to a distribution of any assets of the Company, pursuant to clause (iii) of this paragraph (a), shall receive such Member’s share of such assets in cash or, to the extent otherwise permitted in this Agreement, in kind, and the portion of such share that is received in cash may vary from Member to Member, all as the Board of Governors in their discretion my decide. If distributions to any Member upon termination of the Company are insufficient to return to such Member the full amount of such Member’s Capital Contribution, such Member shall have no recourse against the Board of Governors, the Company or against any other Member.

(b)       In the discretion of the Board, a Pro Rata portion of the distributions that would otherwise be made to the Members pursuant to Section 13.3(a) hereof may be:

(i)       distributed to the trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.3(a) hereof; or

(ii)       withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

13.4       Deficit Capital Account Balance. The Members shall have no liability to the Company, to the other Members, or to the creditors of the Company on account of any deficit balance in such Member’s Capital Account Balance except to the extent such deficit arises from the failure of the Member to contribute the full amount of its capital contribution. The Company shall be solely responsible for payment of liabilities to its creditors.

SECTION 14

MISCELLANEOUS

14.1       Notices. All Notices or other communications under this Agreement shall be in writing (unless otherwise expressly provided, herein) and shall be considered properly given if delivered by hand or mailed by first class United States Mail, postage prepaid, addressed in care of the respective Members or Governors at their last-known address. Notice may also be delivered by means of a confirmed telecopy, provided the original of the notice is also promptly deposited in the United States Mail, first class, postage prepaid, addressed to the Members or Governors at such address. Notice of change of address shall be given to the Company by hand or first class United States Mail, after the date or receipt of which notice, the change of address shall be effective, unless actual receipt of a notice is required by an express provision hereof, any such notice shall be deemed to be effective as of the earliest of (a) the date of delivery or confirmed telecopy; or (b) the third business day following the date of deposit with the United States Post Office or in a regularly maintained receptacle for the deposit of United States Mail. Any refusal to accept delivery of any such communication shall be considered successful delivery thereof.

14.2       Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Governor, Member, employee or agent of the Company or is or was serving at the request of the Company as a Governor, member, officer, governor, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of his or her status as such.

14.3       Successors. This Agreement and all of the terms and provisions thereof shall be binding upon the Governors and all Members and their respective legal representatives, heirs, successors and permitted assigns.

14.4       Applicable Law. This Agreement and the rights and obligations of the Members thereunder shall be construed and interpreted under the laws of the State of Minnesota without regard to its conflict of law principals.

14.5       Amendments.

(a)       Amendments to this Agreement may be proposed by (i) the Board of Governors, (ii) any Class A Member or (iii) Class B Members owning an aggregate of not less than ten percent (10%) of the then outstanding Class B Units. Class C Members may not propose amendments to this Agreement.

(b)       Following such proposal, the Board of Governors shall submit to the Members entitled to vote thereon a verbatim statement of any proposed amendment, provided that legal counsel for the Company shall have approved of the same in writing as to form, and the Board of Governors shall include in any such submission a recommendation as to the proposed amendment. The Board of Governors shall seek the written vote of the appropriate class of Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.

(c)       Except as provided below, a duly proposed amendment to this Agreement shall be adopted and be effective as an amendment upon the approval thereof by Class A Members holding a majority of the issued and outstanding Class A Units. Notwithstanding any provision of this Section 14.5 to the contrary, this Agreement shall not be amended in any manner that would:

(i)       adversely affect in any material respect the rights, privileges or obligations of the Members holding any class of Units without the consent of the Class A Members described above and the consent of Members holding a majority of the class of Units so affected; or

(ii)       modify the limited liability of a Member or adversely affect in a material respect the Financial Rights of a Member, in either case without the consent of each Member adversely affected thereby.

(d)       Each duly adopted Amendment to this Agreement will be binding on all Members without the need for any signature or other acknowledgment of such amendment by or on behalf of any Member.

14.6       Waiver of Partition. Each of the Members of the Company irrevocably waives any right to maintain any action for partition with respect to the property of the Company.

14.7       Company Property. The legal title to any real or personal property or interest therein now or hereafter acquired by the Company shall be owned, held or operated in the name of the Company, and no Member, individually, shall have any ownership interest in such property.

14.8       Acceptance of Prior Acts by New Members. Each Person becoming a Member, by becoming a Member, ratifies all action duly taken by the Company, pursuant to the terms of this Agreement, prior to the date such person becomes a Member.

14.9       Section Headings. The division of this Agreement into sections, subsections and exhibits is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

14.10       Severability. In the event that one or more of the provisions contained in this Agreement or any portions thereof are unenforceable or are declared invalid for any reason whatsoever such enforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions of this Agreement, and each such unenforceable or invalid portion hereof shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be interpreted as if such unenforceable or invalid provision or portion thereof had not been included as a part thereof.

14.11       Agreement for Further Execution. At any time or times, upon the request of the Board, the Members agree to sign and swear to any certificate required by the Act, to sign and swear to any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law or by this Agreement, and to cause the filing of any of the same of record wherever such filing is required by law.

14.12       Time. Time is an essential element to the performance of this Agreement by each Member.

14.13       Copies Reliable and Admissible. This Agreement shall be considered to have been executed by a person if there exists a photocopy, facsimile copy, or a photocopy of a facsimile copy of an original hereof or of a counterpart hereof which has been signed by such person. Any photocopy, facsimile copy, or photocopy of facsimile copy of this Agreement or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.

14.14       Entire Agreement. This Agreement is the sole operating agreement of the Company and constitutes the entire agreement among the parties; it supersedes any prior agreements or understandings among the parties, oral or written, all of which are hereby canceled.

14.15       Gender. Whenever the context shall require each term stated in either the singular or plural shall include the singular and the plural, and the masculine or neuter pronouns shall include the masculine, the feminine and the neuter.

14.16       No Waiver. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member’s rights hereunder.

14.17       Submission to Jurisdiction. Each of the parties to this Agreement hereby submits to the jurisdiction of and agrees that suit will only be brought in the state (Yellow Medicine County) or federal court sitting in the State of Minnesota (the “Minnesota Court”) in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby in any other court except as may be necessary to enforce any judgment or order of the Minnesota Court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

14.18       Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled, without posting a bond or other collateral, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Minnesota Court, in addition to any other remedy to which it may be entitled at law or in equity.

14.19       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.20       Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

IN WITNESS WHEREOF, the undersigned does hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and does further certify that the foregoing Seventh Amended and Restated Operating Agreement of Granite Falls Energy, LLC was duly adopted by the holders of a majority of the outstanding membership units of the Company at a duly convened meeting of the members held on [insert date, 2022], in accordance with the provisions of the Company’s Operating Agreement and Chapter 322C of the Minnesota Statutes.

/s/ Dean Buesing
Dean Buesing, Secretary

APPROVED:

/s/ Paul Enstad
Paul Enstad, Chairman

SCHEDULE 5

GRANITE FALLS ENERGY, LLC

SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT

OTHER ALLOCATION PROVISIONS

5.5           Capitalized words and phrases used in this Schedule 5 not otherwise defined in Section 1 of this Agreement have the meanings set forth in this Section 5.5

(a)       “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(b)       “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(c)       “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Governors; (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Governors as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Governors reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Governors; and (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) or Section 5.6(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

Schedule 5 - p. 1

(d)       “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(e)       “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(f)       “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

(g)       “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations

(h)       “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(i)       “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

5.6           Special Allocations. The following special allocations shall be made in the following order:

(a)        Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.6(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)        Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.6(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

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(c)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 5.6(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.6(c) were not in the Agreement.

(d)        Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.6(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 5.6(c) and this Section 5.6(d) were not in this Agreement.

(e)        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.

(f)         Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)        Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)        Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

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5.7           Curative Allocations. The allocations set forth in Sections 5.6(a), 5.6 (b), 5.6 (c), 5.6 (d), 5.6 (e), 5.6 (f), 5.6g) and 5.8 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.7. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the Governors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.2, 5.3, and 5.6(h).

5.8           Loss Limitation. Losses allocated pursuant to Section 5.3 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.3 hereof, the limitation set forth in this Section 5.8 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

5.9           Other Allocation Rules.

(a)        For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Governors using any permissible method under Code Section 706 and the Regulations thereunder.

(b)        The Unit Holders are aware of the income tax consequences of the allocations made by this Section 5 and hereby agree to be bound by the provisions of this Section 5 in reporting their shares of Company income and loss for income tax purposes.

(c)        Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company profits shall be deemed to be as provided in the capital accounts. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Governors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

(d)        Allocations of Profits and Losses to the Unit Holders shall be allocated among them in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.

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5.10       Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Governors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.10 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.11        Tax Credit Allocations. All credits against income tax with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective membership interests in the Company for the Fiscal Year during which the expenditure, production, sale, or other event giving rise to the credit occurs. This Section 5.11 is intended to comply with the applicable tax credit allocation principles of section 1.704-1(b)(4)(ii) of the Regulations and shall be interpreted consistently therewith.

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EXHIBIT A

TO THE SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT OF

GRANITE FALLS ENERGY, LLC

MEMBER SIGNATURE PAGE

The undersigned does hereby represent and warrant that the undersigned, as a condition to becoming a Member in Granite Falls Energy, LLC, has received a copy of the Seventh Amended and Restated Operating Agreement, dated [__________________] (the “Agreement”), and, if applicable, all amendments and modifications thereto, and does hereby agree that the undersigned, along with the other parties to the Agreement, shall be subject to and comply with all terms and conditions of said Agreement in all respects as if the undersigned had executed said Agreement on the original date thereof and that the undersigned is and shall be bound by all of the provisions of said Agreement from and after the date of execution hereof.

Number and Class of Units:

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed and accepted on behalf of the
Company and its Member:

Granite Falls Energy, LLC

By:

Its: